Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES HIRING OF JOHN MORENO, JR AS CHIEF OPERATING OFFICER

Dallas, TX – April 1, 2019 –  Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced that John F. Moreno, Jr. has been hired as its Chief Operating Officer.  Mr. Moreno will take over the role from Tom McCormick, who has been promoted to President of Primoris Services Corporation.  David King will continue in the position of Chief Executive Officer.

Mr. Moreno, 50, has over twenty-five years’ experience in the Engineering & Construction industry and has extensive experience in energy-related markets.  Since 2000, he has worked at PCL Industrial Construction Co., a private, heavy industrial construction firm.  He began his tenure at PCL in project services, being steadily elevated to operations manager, general manager, and then promoted to President in 2010.  Prior to his work at PCL, and following his service in the United Sates military, Mr. Moreno  worked at Petrozuata S.A., Condea Vista, and Spartan, Inc.  He holds a Bachelors of Science degree in Mechanical Engineering from Georgia Tech and a Masters in Business Administration from the University of Pennsylvania Wharton School.

David King commented, “We are delighted to welcome John to Primoris’ management team.  His strong background in Primoris’ end markets and construction business makes him a valuable addition to our team.  John will report directly to Tom McCormick in his new role as President, which is a well-deserved promotion for Tom.  I am confident that John and Tom’s combined management skills and deep operational expertise will help drive Primoris’ continued success.  I look forward to working with both of these executives as we continue to grow Primoris, developing and implementing the strategy needed for long-term shareholder value.”

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kate Tholking
Vice President, Investor Relations
(214) 740-5615
ktholking@prim.com